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                                                         Exhibit 3.2(a)


                                 AMENDMENT TO
                          AMENDED AND RESTATED BYLAWS
                        OF CASEY'S GENERAL STORES, INC.


     Pursuant to action of the Board of Directors of Casey's General Stores, Inc. on June 6, 2000, the Amended and Restated Bylaws of Casey's General Stores, Inc., in the form adopted on March 3, 1997 and amended on August 25, 1997, are hereby further amended in the following respects:

     1. By deleting Article XIV thereof and by inserting, in lieu thereof, the following provision as a new Article XIV:

                                  ARTICLE XIV
                                  -----------

                                AUDIT COMMITTEE

     Section 1. Appointment. There shall exist a standing Audit Committee composed of not fewer than three Directors of the Corporation, all of whom shall be "independent directors" within the meaning of Nasdaq or other applicable listing standards. The members of the Audit Committee shall be designated by resolution passed by a majority of the whole Board. The Board may designate one or more qualifying Directors as alternate members of the Audit Committee, who may replace any absent or disqualified members at any meeting of the Committee. In the absence of any member of the Audit Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a majority, may unanimously appoint another qualifying member of the Board to act at the meeting in the place of any such absent or disqualified member not replaced by an alternate member designated by the whole Board.

     Section 2. Meeting. The Audit Committee shall meet on at least two occasions each fiscal year, as specified in the Charter referred to in Section 3 below, and on such other occasions as the members of the Committee may deem appropriate and desirable.

     Section 3. Authority. The Audit Committee shall have the responsibilities and perform the functions set forth in the Charter of the Audit Committee, as said Charter may exist or be amended from time to time.
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     Section 4.  Minutes.  The Audit Committee shall keep regular minutes of its meetings and shall report the same to the Board when required.

     Section 5. Quorum. A majority of the members of the Audit Committee shall constitute a quorum for the transaction of business at any meeting thereof and action of the Audit Committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

     Section 6. Action without a Meeting. Any action that may be taken by the Audit Committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed before such action by all of the members of the Audit Committee.

     Section 7. Vacancies. Any vacancy in the Audit Committee may be filled by a resolution adopted by a majority of the full Board.

     Section 8. Resignation and Removal. Any member of the Audit Committee may be removed at any time with or without cause by resolution adopted by a majority of the full Board. Any member of the Audit Committee may resign from the Audit Committee at any time by giving written notice to the Chief Executive Officer, Chief Operating Officer, President or Secretary of the Corporation, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     Section 9. Procedure. The Audit Committee shall elect a presiding officer from its members and may fix its own rules or procedure which shall not be inconsistent with these By-Laws.

     2. The foregoing Amendment shall be in full force and effect from and after June 6, 2000, the date of the Board of Directors' approval thereof.


                                    CASEY'S GENERAL STORES, INC.


                              By:   /s/ John G. Harmon
                                    -----------------------------------
                                    John G. Harmon, Secretary/Treasurer
(SEAL)